SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported) August 14, 2006

THE BEARD COMPANY

(Exact name of registrant as specified in its charter)

Oklahoma	1-12396	73-0970298
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Enterprise Plaza

5600 N. May Avenue

Suite 320

Oklahoma City, Oklahoma 73112

(Address of principal executive offices) (Zip Code)

(405) 842-2333

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be Included in the Report

Item 2.02 Results of Operations and Financial Condition.

On August 14, 2006, we issued a press release announcing our financial results for the second quarter of 2006. A copy of the press release is attached hereto as Exhibit 99.1.

Item 2.04 Triggering Events That Increase a Direct Financial Obligation.

On February 8, 2006, effective as of February 7, 2006, we entered into an agreement (the “Agreement”) with PinnOak Resources, LLC (“PinnOak”) related to the funding of the construction and operation of a pond fines recovery facility (the “Project”). The Agreement was made in the ordinary course of business by two wholly-owned subsidiaries of the registrant, Beard Technologies, Inc. (“BTI”) and Beard Pinnacle, LLC (“BPLLC”), and PinnOak. In connection with the Project, PinnOak agreed to provide BPLLC with funding to finance the Project while BPLLC awaits funding of the Project from outside sources. In this regard, BPLLC executed a promissory note in favor of PinnOak to reflect the amount of funds advanced from PinnOak to BPLLC (the “Note”).

We disclosed in a Form 8-K filed on July 5, 2006, that on July 3 PinnOak had advanced an additional $660,000 to BPLLC, increasing its total advances against the Note to $9,000,000 and triggering the requirement for an additional report. On July 26, 2006, the amount of the Note was increased from $9,000,000 to $11,800,000, and PinnOak advanced an additional $600,000 to BPLLC, increasing its total advances against the Note to $9,600,000. A copy of the revised Note is attached hereto as Exhibit 99.2. On August 14, 2006, PinnOak advanced an additional $675,000 to BPLLC, increasing its total advances against the Note to $10,275,000 and triggering the requirement for an additional report. An amended Exhibit A to the Note, attached hereto as Exhibit 99.3, has been furnished to PinnOak to reflect the additional advance made on such date.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

99.1	Press release dated August 14, 2006
99.2	Fourth Amended and Restated Promissory Note dated July 26, 2006
99.3	Schedule of Advances as amended August 14, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE BEARD COMPANY

/s/ Herb Mee, Jr. Herb Mee, Jr., President
August 15, 2006

EXHIBIT INDEX
Exhibit No.	Description	Method of Filing

99.1	Press release dated August 14, 2006	Filed herewith electronically
99.2	Fourth Amended and Restated Promissory Note dated July 26, 2006	Filed herewith electronically
99.3	Schedule of Advances as amended August 14, 2006	Filed herewith electronically